Exhibit 10.5

FlexShopper, Inc.

Non-Employee Director Compensation Policy

Members of the Board of Directors (the “Board”) of FlexShopper, Inc. (the “Company”) who are not employees of the Company or any subsidiary of the Company and have not been appointed to the Board in connection with an Investor Rights Agreement (“Directors”) shall be paid the following amounts in consideration for their services on the Board. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Company’s 2018 Omnibus Equity Compensation Plan, or any subsequent equity compensation plans then in effect (the “Plan”).

Annual Compensation

Cash or Equity Compensation

Each Director shall be paid an annual cash retainer of $40,000; provided, that the Chairman of the Board shall be paid an annual cash retainer of $50,000. Annual cash retainers shall be prorated for partial years of service and paid quarterly in arrears. The first annual cash retainer paid under this Policy shall be paid on the effective date of this Policy.

Each Director may elect to receive his or her annual cash retainer amount for 2019 in Options instead of cash by providing the Company notice of such election on or before the Policy’s effective date. Options awarded pursuant to any such election will be granted on the Policy’s effective date. Any Option awarded pursuant to such election shall be exercisable for a number of shares of the Company’s common stock (“Common Stock”) equal to the (i) dollar amount of such annual cash retainer amount multiplied by (ii) 1.33. All Options granted in lieu of an annual cash retainer shall vest in four equal quarterly installments beginning on March 31, 2019.

Year-End Equity Compensation

On the date of this Policy, the Chairman of the Board shall be awarded a number of Options to purchase 70,000 shares of Common Stock and each other Director shall be awarded a number of Options to purchase 60,000 shares of Common Stock. All Options awarded pursuant to this paragraph shall vest on the one-year anniversary of the Grant Date.

Equity Award Terms

All Options issued pursuant to this Policy shall be made under and pursuant to the Plan. Each such Option shall have an exercise price per share of Common Stock equal to the Fair Market Value of such share on the Grant Date. Upon a Separation of Service before any Options have vested due to the Director’s death, or if there is a Change in Control prior to any Options having vested, then such unvested Options shall become fully vested as of the date of such death or Change in Control, as applicable. Upon a Separation of Service at any time for any reason other than death or a Change in Control before any Options have vested, then such unvested Options shall become vested pro rata (i) with respect to Options awarded in lieu of an annual cash retainer, based on the number of days between the more recent of the Option’s Grant Date or the date of the last quarterly vesting date, divided by 90, or (ii) with respect to Options awarded as Year-End Equity Compensation, based on the number of days between the Option’s Grant Date and the date of cessation of services divided by 365, and in each case to the extent such Option is not thereby vested such unvested portion shall be forfeited as of the date of such Separation from Service. The Board, in its sole discretion and in recognition for meritorious service, may elect to vest up to 100% of a Director’s unvested equity awards upon a Director’s retirement. Except as set forth above, Options issued pursuant to this Policy shall have such other terms as set forth in the form of Award Agreement previously approved by the Board.

Expense Reimbursement

The compensation described in this Policy is in addition to reimbursement of all out-of-pocket expenses incurred by Directors in attending meetings of the Board.

Employee Directors

An employee of the Company who serves as a director on the Board or on the board of directors of a Company subsidiary shall receive no additional compensation for such service.

Section 409A

This Policy is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Policy shall be interpreted and administered to be in compliance therewith. Any payments described in this Policy that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable laws require otherwise.

Adopted Effective April 23, 2019